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                                                                       Exhibit 5

                              [CRLotter Letterhead]

                                                               November 19, 2001

Board of Directors
J. C. Penney Company, Inc.
6501 Legacy Drive
Plano, Texas 75004-3698


Re:  J. C. Penney Company, Inc.
     $650,000,000 Aggregate Principal Amount
     5% Convertible Subordinated Notes Due 2008
     ------------------------------------------

Ladies and Gentlemen:

     As General Counsel of J. C. Penney Company, Inc., a Delaware corporation ("Company"), I am familiar with the Restated Certificate of Incorporation, as amended, ("Charter") of the Company, its Bylaws and the corporate proceedings taken to authorize the issuance, pursuant to the Indenture, dated as of October 15, 2001, ("Indenture"), between the Company and The Bank of New York ("Trustee"), and the sale of $650,000,000 aggregate principal amount of 5% Convertible Subordinated Notes Due 2008 ("Notes"), in a private placement pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended ("Securities Act"). The Notes are convertible into shares ("Underlying Shares") of the Company's Common Stock, 50(cent) par value ("Common Stock") in accordance with the terms of the Indenture. I am also familiar with the sale of the Notes pursuant to the Purchase Agreement dated October 9, 2001, ("Purchase Agreement") and with the Registration Rights Agreement dated October 15, 2001 ("Registration Rights Agreement").

     In connection with the foregoing, I have examined executed counterparts of the Indenture, Purchase Agreement and Registration Rights Agreement; the Notes; a certificate dated October 15, 2001 of the Trustee as to the due execution and delivery of the Indenture and the incumbency and authority of the officers who executed the Indenture; a certificate, dated October 15, 2001, of The Bank of New York, as Authenticating Agent under the Indenture ("Authenticating Agent"), as to its authentication and delivery of the Notes and authority of the officers who authenticated the Notes; the Preliminary Offering Circular dated September 10, 2001, and the Offering Circular dated October 9, 2001.

     I have also examined the Registration Statement on Form S-3 in the form being filed by the Company with the Securities and Exchange Commission on this date, for the registration under the Securities Act of 1933, as amended, of the Notes and Underlying Shares of Common Stock for an offering to be made by certain holders of the Notes on a continuous or delayed basis

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Board of Directors
November 19, 2001
Page #2



pursuant to the provisions of Rule 415. I have, in addition, examined such other documents and records as I have deemed appropriate for the purpose of this opinion.

     Based upon the foregoing, I am of the opinion that:

     1. The execution and delivery of the Indenture and the issuance and sale of the Notes have been validly authorized by the Company and the Indenture constitutes a valid and binding obligation of the Company in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     2. The Notes are validly issued and constitute valid and binding obligations of the Company in accordance with their terms and the terms of the Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability affecting creditors' rights and to general equity principles.

     3. The Notes are convertible into Common Stock of the Company in accordance with the terms of the Indenture; the Underlying Shares initially issuable upon conversion of the Notes have been duly authorized and reserved for issuance upon such conversion and, when issued upon such conversion, will be validly issued, fully paid and nonassessable and conform in all material respects to the description thereof contained in the Registration Statement.

     I hereby consent to the reference to me under the heading "LEGAL MATTERS" in the Registration Statement.

                                                   Very truly yours,

                                                   /S/ Charles R. Lotter

                                                   Charles R. Lotter
                                                   General Counsel

CRL/aes